Exhibit 10.25

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF
PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SIXTH AMENDMENT TO THE REVENUE INTEREST FINANCING AGREEMENT

This SIXTH AMENDMENT TO THE REVENUE INTEREST FINANCING AGREEMENT (this “Amendment”), dated as of March 17, 2025 (the “Sixth Amendment Effective Date”), is entered into by and between Liquidia Technologies, Inc., a Delaware corporation (the “Company”), and Healthcare Royalty Partners IV, L.P.,  a Delaware limited liability partnership, as the sole Investor and Investor Representative under the Agreement (as defined below) (the “Investor Representative”), solely with respect to certain enumerated provisions in the Agreement described herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties entered into that certain Revenue Interest Financing Agreement, dated as of January 9, 2023 (as amended by the First Amendment to the Revenue Interest Financing Agreement dated as of April 17, 2023, as amended by the Second Amendment to the Revenue Interest Finance Agreement dated as of June 28, 2023, as amended by the Third Amendment to the Revenue Interest Finance Agreement dated as of  July 27, 2023, as amended by the Fourth Amendment to the Revenue Interest Finance Agreement dated as of January 3, 2024, and as amended by the Fifth Amendment to the Revenue Interest Finance Agreement dated as of September 11, 2024, the “Agreement”);

WHEREAS, pursuant to the Agreement, the Investor has funded the Initial Investment Amount in the amount of $32,500,000 and the Second Investment Amount has been funded by the Investor in the aggregate amount of $67,500,000 (funded in three separate Second Closings for $10,000,000, $25,000,000, and $32,500,000 respectively);

WHEREAS, the Company and the Investor have agreed that the Agreement be modified to provide (i) that the Second Investment Amount be increased to $167,500,000, and (ii) for changes to the Quarterly Fixed Payments due from the Company and to the definition of the IRR True-Up Payment Amount, subject to the terms and conditions herein; and

WHEREAS, the Parties desire to effect the agreements, acknowledgments and amendments to the Agreement contemplated by this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Agreement to Pay Portion of Second Investment Amount.  The Investor Representative and the Company hereby agree that by execution hereof, the Investor Representative hereby waives the requirements of Section 8.3(b) of the Agreement. Based on the foregoing, the Investor Representative and the Company agree that, subject to the Investor Representative’s receipt of an Omnibus Responsible Officer’s Certificate in a form agreed to by the Investor Representative and signed by a Responsible Officer of each Company Party pursuant to Section 8.6(c) of the Agreement, as of the Sixth Amendment Effective Date, the Company has satisfied the conditions set forth in Section 8.6(c) of the Agreement and has elected to receive, and the Investor has elected to make a payment of, an additional Twenty Five Million Dollars ($25,000,000) of the Second Investment Amount to the Company on the Sixth Amendment Effective Date (the “Effective Date Amount”). The Parties acknowledge and agree that the Investor has, prior to the Sixth Amendment Effective Date, funded $67,500,000 of the Second Investment Amount (in three separate

Second Closings for Second Investment Amounts of $10,000,000, $25,000,000, and $32,500,000, respectively) and that, after the funding of the Effective Date Amount, $75,000,000 of the Second Investment Amount will remain available for future funding subject to Section 8.3.
2.Amendments to Section 1.1.
(a)Section 1.1 of the Agreement is hereby amended by amending and restating the following defined term in its entirety:

“”First Commercial Sale” means the first bona fide, arm’s length sale or transfer of the Existing Yutrepia Product to a Third Party in the United States following receipt of Regulatory Approval for the Existing Yutrepia Product. For clarity, Regulatory Approval for the Existing Yutrepia Product in the United States shall not be deemed to have been granted until both (i) final approval of New Drug Application No. 213005 has been granted by FDA and (ii) such final approval shall include approval for labeling for both (A) pulmonary arterial hypertension and (B) pulmonary hypertension associated with interstitial lung disease.”

(b)Section 1.1 of the Agreement is hereby amended by amending and restating the following defined term in its entirety:

““IRR True-Up Payment Amount” means, as of any time of determination, (i) the amount that the Investor would need to receive to yield an internal rate of return on the Investment Amount tendered prior to Fifth Amendment Effective Date (consisting of the Initial Investment Amount of $32,500,000 and the Second Investment Amounts of $10,000,000 and $25,000,000, respectively funded on July 27, 2023 and January 4, 2024) equal to eighteen percent (18%), calculated using the “XIRR function” in Microsoft® Excel® and determined after taking into account the Total Fixed Payments, the Total Included Product Payments, the Under Performance Payments, the Generic Product Payment and any payments under the Insurance Policy received by the Investor Representative and/or the Investor, if any, (ii) the amount that the Investor would need to receive to yield an internal rate of return on the Second Investment Amount of (x) $32,500,000, tendered by the Investor to the Company on or around the Fifth Amendment Effective Date, and (y) $25,000,000 tendered by the Investor to the Company on the Sixth Amendment Effective Date, in each case, equal to sixteen percent (16%), calculated using the “XIRR function” in Microsoft® Excel® and determined after taking into account the Total Fixed Payments, the Total Included Product Payments, the Under Performance Payments, the Generic Product Payment and any payments under the Insurance Policy received by the Investor Representative and/or the Investor, if any, (iii) the amount that the Investor would need to receive to yield an internal rate of return on the Second Investment Amount of $50,000,000 to be funded after the First Commercial Sale has occurred in accordance with Section 8.3, if such amount is tendered, equal to thirteen percent (13%), calculated using the “XIRR function” in Microsoft® Excel® and determined after taking into account the Total Fixed Payments, the Total Included Product Payments, the Under Performance Payments, the Generic Product Payment and any payments under the Insurance Policy received by the Investor Representative and/or the Investor, if any, and (iv) the amount that the Investor would need to receive to yield an internal rate of return on the Second Investment Amount of $25,000,000 to be funded if the Company Group has achieved aggregate Net Sales of One Hundred Million Dollars ($100,000,000) or more at any time on or prior to June 30, 2026 and the Company and the Investor agreed for such funds to be tendered by the Investor in accordance with Section 8.3, if such amount is tendered, equal to twelve percent (12%), calculated using the “XIRR function” in Microsoft® Excel® and determined after taking into account the Total Fixed Payments, the Total Included Product Payments, the Under Performance Payments, the Generic Product Payment and any payments under the Insurance Policy received by the Investor

Representative and/or the Investor, if any.  For purposes of calculating the IRR True-Up Payment Amount, any voluntary prepayments made by the Company to the Investor Representative shall be applied first to the amounts owed by the Company to the Investor Representative and/or the Investor with respect to the Initial Investment Amount, followed by the amounts owed by the Company to the Investor Representative and/or the Investor with respect to each funded tranche of the Second Investment Amount in the order such tranches were funded, beginning with the portion of the Second Investment Amount funded on the first Second Closing Date.  For reference, information on the XIRR function in Microsoft® Excel® is available at https://support.microsoft.com/en-us/office/xirr-function-de1242ec-6477-445b-b11b-a303ad9adc9d.  An illustrative example of the calculation of the IRR True-Up Payment Amount is attached as Exhibit E hereto.”

(c)Section 1.1 of the Agreement is hereby amended by amending and restating the following defined term in its entirety:

““Second Closing Date” has the meaning set forth in Section 8.1(b). References to (x) the “Second Closing Date” contained in this Agreement or any other Transaction Document shall mean a reference to “the Second Closing Dates” or “the applicable Second Closing Date”, as the context may require, and (y) “the Second Closing” shall mean “a Second Closing”, “each Second Closing”, or “the applicable Second Closing”, as the context may require.”

(d)Section 1.1 of the Agreement is hereby amended by adding the following defined term after the defined term “Set-off”:

“Sixth Amendment Effective Date” means March 17, 2025.”

3.Amendments to Section 2.1(b).  Section 2.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)up to an aggregate sum equal to One Hundred Sixty-Seven Million Five Hundred Thousand Dollars ($167,500,000) (the “Second Investment Amount”) at one or more Second Closing Dates, subject to the satisfaction of the conditions set forth in Section 8.3 and the performance of the obligations set forth in Section 8.6(c), in immediately available funds, by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the applicable Second Closing Date.”

4.Amendment to Section 6.22(a). Section 6.22(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) The Parties agree that for U.S. federal and applicable state and local income Tax purposes, (i) the Initial Investment Amount is intended to constitute a debt instrument that is subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments and (ii) the Second Investment Amount is not a contingent payment debt instrument and is not subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments, but instead is subject to the general rules governing debt instruments described in Section 1275(a)(1).  Within ninety (90) days after the date of this Agreement (and, if applicable, each of the Second Closing Date, the Third Closing Date and the Fourth Closing Date), the Company will prepare and deliver to the Investor Representative a determination of the comparable yield and a projected payment schedule under Section 1.1275-4(b) (the “Comparable Yield”).  Unless the Investor Representative objects to the Comparable Yield within fifteen (15) days after receipt thereof, the Comparable Yield shall become final and binding on the Parties.  If the Investor Representative objects to the Comparable Yield within fifteen (15) days of receipt, then the Parties shall cooperate in good faith to agree on a revised Comparable Yield within twenty (20) days of the Investor’s objection.  The Parties intend that the provisions of the U.S. Treasury Regulation Section 1.1275-2(a)(1) would apply, subject to the exceptions in the U.S. Treasury Regulation Section 1.1275-2(a)(2), to treat any non-contingent payments on the debt instrument and the projected amount of any contingent payments as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including for purposes of the rules applicable to “applicable high yield discount obligations”).  The Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 6.22(a) on any U.S. federal, state or local income Tax return or for any other U.S. federal, state or local income Tax purpose, unless required by Applicable Law or the good faith resolution of a Tax audit or other Tax proceeding.”

5.Amendment to Section 8.1(b). Section 8.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)for each Closing related to the payment of all or any portion of the Second Investment Amount pursuant to Section 2.1(b) (each, a “Second Closing”), subject to the satisfaction of the conditions set forth Section 8.3 and Investor Representative’s receipt of a Second Closing Notice in accordance with Section 8.3, on the date that is fifteen (15) Business Days following the satisfaction of the conditions set forth in Section 8.3 and Section 8.6(c) or such other date as mutually agreed to by the Company and the Investor (each, a “Second Closing Date”);”

6.Amendment to Section 8.3.  Section 8.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 8.3“Conditions to Second Closing.  The obligations of the Investor relating to the Second Closing shall be conditional upon (a) no Bankruptcy Event with respect to any member of the Company Group or no Special Termination Event, Change of Control, Default or Event of Default having occurred and be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect), and (b) Company providing written notice to Investor Representative of its election to receive the applicable portion of the Second Investment Amount (the “Second Closing Notice”).  For clarity, the Investor shall (i) pay Twenty-Five Million Dollars ($25,000,000) of the Second Investment Amount on the Sixth Amendment Effective Date, (ii) have no obligation to pay the next Fifty Million Dollars ($50,000,000) of the Second Investment Amount until such time as the First Commercial Sale has occurred, and (iii) have no obligation to pay the final Twenty Five Million Dollars ($25,000,000) of the Second Investment Amount until such time as (x) the Company Group has achieved aggregate Net Sales (determined solely with respect to Yutrepia and not with respect to any other Included Product) in excess of One Hundred Million Dollars ($100,000,000) at any time on or prior to June 30, 2026, and (y) the Company and the Investor Representative mutually agree in writing for the Investor to fund such portion of the Second Investment Amount to the Company.”

7.Amendment to Section 8.6(c)(iii). Section 8.6(c)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“(iii)  A certificate of a Responsible Officer of each Company Party certifying that (a) the representations and warranties set forth in ARTICLE IV or any other Transaction Document (other than the Fundamental Representations) are true and correct in all material respects on and as of the Second Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Second Closing Date or such other date, as applicable, (b) that the Fundamental Representations are true and correct in all respects on and as of the Second Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.12 (provided that any such additions to Section 4.12 of the Disclosure must be reasonably satisfactory to the Investor Representative (it being acknowledged that any addition that would not be reasonably expected to have a Material Adverse Effect shall be conclusively deemed satisfactory)) as of the Second Closing Date, (c) that each Company Party has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents, and (d) that no court of competent jurisdiction has issued an injunction against a Company Party which would prohibit a Company Party from Commercializing the Existing Yutrepia Product in the United States for either or both of (A) pulmonary arterial hypertension and (B) pulmonary hypertension associated with interstitial lung disease.”

8.Amendment to Exhibit C.  Exhibit C of the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A to this Amendment.
9.Amendment to Exhibit E.  Exhibit E of the Agreement is hereby amended and restated in its entirety as set forth on Exhibit B to this Amendment.
10.Reimbursement of Attorneys’ Fees. The Company agrees to reimburse the Investor Representative for all reasonable and documented fees, charges and disbursements of Jeffrey A. Jung, Esq., counsel to the Investor Representative, required in connection with this Amendment and incurred as of the Sixth Amendment Effective Date, provided such reimbursement shall not to exceed [***] ($[***]).
11.Representations and Warranties. To induce the Investor Representative to enter into this Amendment, each of the Company and each other member of the Company Group represents and warrants to the Investor Representative that, as of the date of this Amendment, (a) the execution, delivery and performance by each Company Party of this Amendment are within each such Company Party’s power and authority, and the execution, delivery and performance of this Amendment by each Company Party have been duly authorized by each Company Party, (b) the execution and delivery of this Amendment by each Company Party will not (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, Permit or license of any Governmental Authority to which any member of the Company Group or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which any member of the Company Group is a party or by which any member of the Company Group or any of their respective assets or properties is bound or committed (other than a Material Contract), (C) any Material Contract or (D) any term or provision of any of the Organization Documents of any member of the Company Group, except in the case of clause (A) or (B) where any such event would not reasonably be expected to result in a Material Adverse Effect or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral (in each case other than Permitted Liens), (c) this Amendment has been duly executed and delivered by each Company Party and constitutes the legal, valid and binding obligation of each such Company Party, enforceable against each such Company Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy, and (d) no Bankruptcy Event with respect to any member of the Company

Group or any Special Termination Event, Change of Control, Default or  Event of Default has occurred and is continuing.
12.Conditions to Sixth Amendment.  This Sixth Amendment shall not become effective until each of the following shall have occurred:
(a)Amendment.  Receipt by the Investor Representative of executed counterparts (including by electronic means) of this Amendment, executed by the parties hereto (in a manner reasonably acceptable to the Investor Representative), in form and substance satisfactory to the Investor Representative;
(b)Organization Documents, Resolutions, etc. Receipt by the Investor Representative of the following (to the extent not previously provided to the Investor Representative), each of which shall be originals or electronic copies, in form and substance reasonably satisfactory to the Investor Representative and its legal counsel:
(i)copies of the certificate of incorporation or organization, as applicable, of each Company Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and the other Organization Documents, in each case certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer with equivalent responsibilities) of such Company Party to be true and correct as of the Effective Date;
(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Company Party as the Investor Representative may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment; and
(iii)such documents and certifications as the Investor Representative may reasonably require to evidence that each Company Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(c)Opinion of Counsel.  Receipt by the Investor Representative of a form of written legal opinion of DLA Piper LLP (US), in form and substance reasonably acceptable to the Investor Representative.
(d)Responsible Officer’s Certificate.  Receipt by the Investor Representative of a certificate of a Responsible Officer of each Company Party certifying that (i) the representations and warranties set forth in ARTICLE IV of the Agreement or any other Transaction Document, including this Amendment (other than the Fundamental Representations), as modified through and including the effectiveness of this Amendment, are true and correct in all material respects on and as of the Sixth Amendment Effective Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Sixth Amendment Effective Date or such other date, as applicable, (ii) the Fundamental Representations are true and correct in all respects on and as of the Sixth Amendment Effective Date (or, if made as of a specific date, as of such date) and (iii) no Bankruptcy Event with respect to any member of the Company Group and no Special Termination Event, Change of Control, Default or Event of Default has occurred and is continuing, in each case on the Sixth Amendment Effective Date.
(e)Perfection and Priority of Liens.  Receipt by the Investor Representative of the following:
(i)Certified copies, as of a recent date, of customary Lien searches in the jurisdictions where a filing would need to be made in order to perfect the Investor’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions (including UCC termination statements) and evidence showing that no Liens exist on the Collateral (other than such Liens in favor of the Investor Representative for the benefit of the Investor); and
(ii)a Perfection Certificate duly executed by Parent Company.
13.Effect on Agreement.  Upon satisfaction of the conditions set forth in paragraph 12 hereof, the Agreement shall be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in Exhibits hereto or the other Transaction Documents or in the deliverables required under paragraph 12 above) has been made or relied upon by either Party hereto.
14.Agreement in Effect.  Except as specifically provided for in this Amendment, the Agreement shall remain unmodified and in full force and effect.
15.Headings.  The headings of the Articles and Sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
16.Other Miscellaneous Terms.  The provisions of Article XII of the Agreement (other than Section 12.6, Section 12.10 and Section 12.13 of the Agreement) shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
17.Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
18.Entire Agreement; Conflicts.  This Amendment, the Agreement and the other documents and instruments referred to herein and therein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.  In the event of any conflict between the terms and provisions of this Amendment and any Transaction Document, the terms and provisions of this Amendment shall control.

19.Reaffirmation by the Company Parties.  Each Company Party that is a party hereto hereby consents to the amendments of the Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Transaction Document to which such Company Party is a party is, and the obligations of such Company Party contained in the Agreement, this Amendment or in any other Transaction Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case, as amended by this Amendment.  For greater certainty and without limiting the foregoing, each Company Party hereby confirms that the security interests granted by such Company Party in favor of the Investor Representative and the Investor pursuant to the Transaction Documents in the Collateral described therein remain in full force and effect, are not released or reduced and shall continue to secure the Obligations and the Secured Obligations (as defined in the Security Agreement).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Sixth Amendment Effective Date.

/s/	Mike Kaseta Chief Financial Officer
THE COMPANY: LIQUIDIA TECHNOLOGIES, INC. By: __/s/ Michael Kasta Name: Mike Kaseta Title: Chief Financial Officer

[Signature Page to Sixth Amendment to the Revenue Interest Financing Agreement]

INVESTOR REPRESENTATIVE: HEALTHCARE ROYALTY PARTNERS IV, L.P. By: HealthCare Royalty GP IV, LLC, its general partner By: ___/s/ Clarke Futch Name: Clarke B. Futch Title: Managing Partner

[Signature Page to Sixth Amendment to the Revenue Interest Financing Agreement]

Acknowledged and Agreed,

LIQUIDIA CORPORATION

By: /s/ Michael Kaseta
Name: Mike Kaseta
Title: Chief Financial Officer

LIQUIDIA PAH, LLC

By: /s/ Michael Kaseta
Name: Mike Kaseta
Title: Chief Financial Officer

[Signature Page to Sixth Amendment to the Revenue Interest Financing Agreement]

EXHIBIT A

EXHIBIT C

EXAMPLE OF CALCULATION OF INCLUDED PRODUCT PAYMENT AMOUNT

N/A

FIXED PAYMENT SCHEDULE

[***]

EXHIBIT B

EXHIBIT E

ILLUSTRATIVE EXAMPLE OF IRR TRUE-UP PAYMENT

[***]